STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                              ARTICLES OF AMENDMENT




      Pursuant to ss.Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:


1.    The name of the corporation is Palmetto Bancshares, Inc.


2.    On October 15, 1996   , the corporation adopted the following Amendment(s)
      of its Articles of Incorporation:




         RESOLVED, that the Articles of Incorporation of the Corporation be amended to increase the authorized shares of common stock from 2,000,000 shares, par value $5.00 per share, to 10,000,000 shares, par value $5.00 per share; and

              FURTHER RESOLVED, that ARTICLE FOUR of the Articles of Incorporation is hereby amended in its entirety to read:

              The Corporation is authorized to issue one class of shares to be designated "common." The total number of shares which the Corporation is authorized to issue is 10,000,000 shares, and the par value of each such share is $5.00. The total authorized capital stock is $50,000,000.


3. The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").



                                 NOT APPLICABLE




4.    Complete either a or b, whichever is applicable.

       a.  X  Amendment(s) adopted by shareholder action.
              At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:


              Number of      Number of         Number of Votes    Number of Undisputed*
Voting        Outstanding    Votes Entitled    Represented at     Shares Voted
Group         Shares          to be Cast       the Meeting        For            Against



Common     1,001,943          1,001,943        894,055            885,585       8,470
Stock


*NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.



      b. The Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to ss.33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.


5. Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State.





Date: October 15      , 1996                 Palmetto Bancshares, Inc.
     -----------------                      --------------------------
                                                (Name of Corporation)

                                            By:/s/L. Leon Patterson
                                                L. Leon Patterson
                                                Chairman and CEO